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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 30, 1996



                             EQUALNET HOLDING CORP.
               (Exact name of registrant as specified in charter)



         Texas                   0-25482                    76-0457803
 (State of Incorporation)   (Commission File No.)       (I.R.S. Employer
                                                        Identification No.)




             1250 Wood Branch Park Drive
                  Houston, Texas                           77079
       (Address of Principal Executive Offices)          (Zip Code)


        Registrant's telephone number, including area code: 281/529-4600









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Item 5.  Other Events

Press Release

                  On September 30, 1996, EqualNet Holding Corp. (the "Company") issued a press release announcing (i) expected results for its fourth fiscal quarter and fiscal year ended June 30, 1996, (ii) its liquidity situation and
(iii) that it was unable to file its Annual Report on Form 10-K within the 90-day period prescribed by the Securities Exchange Act of 1934, as amended.

                  The Company announced that net sales for the quarter ended June 30, 1996 were $16.2 million compared to $21.6 million for the same quarter of the prior year, and that the net loss for the fourth quarter of 1996 was $865,000, or $0.14 per share compared to net income of $921,000, or $0.15 per share, for the same period in 1995. The Company also reported that net sales for the year ended June 30, 1996 were $78.4 million compared to $67.9 million for the prior fiscal year, and that the net loss for the 1996 fiscal year was $8.4 million, or $1.40 per share, compared to pro forma net income for the 1995 fiscal year of $1.8 million, or $0.38 per share. The Company noted that results in the fourth quarter and during much of the fiscal year reflect the continuing effects of customer attrition related to provisioning time and operating system transition issues, but added that it had been working throughout the past nine months to correct these problems and believes that it has made significant progress.

                  The Company funded its operations during the year ended June 30,1996 with the remaining proceeds of its initial public offering which closed in March 1995, through advances under its revolving credit facility and through operating cash flows. By December 31, 1995, the remaining funds from the initial public offering had been expended, and, due to operating losses sustained in the second half of fiscal 1996 and a declining revenue base, the Company reached its maximum borrowing capacity under its revolving credit facility. An additional source of liquidity during this time period has been an extension of payment terms from the Company's major suppliers, although there can be no assurance that any such extensions will be granted in the future. The Company's borrowing capacity under this credit facility continues to decline as a result of operating losses, a decline in the revenue base and the exclusion of certain receivables from the criteria of eligible receivables. At current levels of operations and with a declining borrowing base, the Company must seek additional capital and continued concessions from its vendors and must continue to reduce expenses to bring them in line with current levels of revenues.

                  The Company currently is negotiating with (i) potential investors to secure between $2.5 million and $3.5 million from a private placement of the Company's convertible preferred stock and (ii) its lenders to increase availability under its revolving credit facility, amend certain financial covenants and waive certain events of default. There can be no assurance, however, that the Company will be successful in securing such financing or such amendments to its existing credit facility. In the event the Company is unsuccessful in achieving these objectives, it will seek an alliance with a strategic partner, or in the event no such strategic alliance is accomplished, the Company may be required to seek protection under United States bankruptcy laws.

                  As a result of Management's focus on resolving the liquidity issues described in the foregoing paragraphs, the Company today filed a notice with the Securities and Exchange

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Commission advising that the Company will be unable to file its Annual Report on
Form 10-K within the 90-day period prescribed by the Securities Exchange Act of 1934, as amended, but expects to make the filing on or before October 13, 1996.

                  A copy of the Company's press release dated September 30, 1996, which describes the foregoing is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Statements

                  The Company's expectations with respect to operating results and other matters described in the foregoing paragraphs, the press release filed as an exhibit to this report and otherwise embodied in oral and written forward looking statements are subject to the following risks and uncertainties that must be considered when evaluating the likelihood of the Company's realization of such expectations:

                Attrition Rates - In the event that the Company's attrition rates continue at the current level either as a result of increased provisioning times by its underlying carrier, the purchase of poorly performing traffic, or the inability to properly manage the existing customer base due to unforeseen difficulties with the NetBase system, additional charges may be incurred that would affect earnings.

                Dependence on Independent Marketing Agents - The Company has a small internal sales force and obtains a significant majority of its new customers from the Company's network of independent marketing agents ("Agents"). The Company's near-term ability to expand its business depends upon whether it can continue to maintain favorable relationships with existing Agents and recruit and establish new relationships with additional Agents. Should the return to the original NetBase system not continue to improve the exchange of information between the Company and its Agents, no assurances can be made as to the willingness of the existing Agents to continue to provide new orders to the Company or as to the Company's ability to attract and establish relationships with new Agents.

                Inability to Collect Accounts Receivable - Although the Company's bad debt rate has improved somewhat in recent months, if it were not to continue to improve or revert to the fiscal 1996 rate, either as a result of the purchase of poorly performing traffic or the inability of the Company to properly manage existing customer receivables, additional charges may be incurred that would affect earnings. In addition, the inability to collect past due receivables could have a material adverse impact upon the Company's liquidity and cash flow.

                Dependence on AT&T and Other Facilities-Based Carriers - The Company does not own transmission facilities and currently depends primarily upon AT&T and, to a lesser extent, upon Sprint to provide it with the telecommunications services that it resells to its customers and the detailed information upon which it bases its customer billings. The Company's near-term ability to expand its business depends upon whether it can continue to maintain favorable relationships with AT&T and Sprint. Although the Company believes that its relations with AT&T and Sprint are good and should remain so with

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         continued contract compliance, the termination of the Company's current contracts with either AT&T or Sprint or the loss of the telecommunications services that the Company receives from AT&T or Sprint could have a material adverse effect on the Company's results of operations and financial condition.

                This dependence on the Company's primary carrier further manifested itself during the quarter ended March 31, 1996, as continued delays in provisioning (activating new customers) by the carrier continued to result in a backlog of customers who would otherwise have been activated on the Company's long distance and billing services. Although the carrier has agreed to take certain steps to decrease the provisioning time which has resulted in an elimination of the provisioning backlog, there can be no assurance that similar delays will not occur in the future.

                Carrier Commitments - The Company has significant commitments with its two primary carriers to resell long distance services. The Company's contracts with its carriers contain penalty clauses which could materially and adversely impact the Company should the Company incur a shortfall in meeting its commitments. The Company currently is in a shortfall situation with both of its primary carriers. Although the Company has from time to time failed to meet its commitment levels under a particular contract and in each case been able to negotiate a settlement with the carrier which resulted in no penalty being incurred by the Company, there can be no assurance that the Company will be able to reach similar favorable settlements with its carriers currently or in the event that the Company should continue to fail to meet its commitments.

                In recent years, AT&T, MCI Communications Corporation ("MCI") and Sprint have consistently followed one another in pricing their long distance products. If MCI and Sprint were to lower their rates for long distance service and AT&T did not adopt a similar price reduction, adverse customer reaction could affect the Company's ability to meet its commitments under the AT&T contract which could have a material adverse affect on the Company's financial position and results of operations.

                Developmental and Transitional Problems with NetBase - NetBase Plus(R), the Company's second generation customer management system, was not able to meet the operating requirements of the Company. As a result, in the third quarter of fiscal 1996 the Company began reverting to an enhanced version of the original NetBase operating system. Although the Company successfuly completed the reversion in the fourth quarter of fiscal 1996 and has made continued improvements to the operating system, to the extent that the Company experiences significant growth, the existing NetBase operating system may reach technical limitations and hinder reporting visibility to management as well as cause a decline in customer service, thereby negatively impacting attrition levels and, therefore, results of operations.

                Relationships With State Regulatory Agencies - The Company's intrastate long distance telecommunications operations are subject to various state laws and regulations, including prior certification, notification or registration requirements. The Company must generally obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. The Company presently

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         is responding to consumer protection inquiries from seven states.
         Management believes these inquiries will be resolved satisfactorily, although settlement offers may be made or accepted in instances in which it is determined to be cost effective. During the quarter ended March 31, 1996, the Company recorded an accrual for such estimated settlements. No assurances can be made however, that additional states will not begin inquiries or that the current accrual will be sufficient to provide for existing or future settlements. Failure to resolve inquiries satisfactorily or reach a settlement with the regulatory agencies could, in the extreme, result in the inability of the Company to provide long distance service in the jurisdiction requiring regulatory certification. Any failure to maintain proper certification in jurisdictions in which the Company provides a significant amount of intrastate long distance service could have a material adverse effect on the Company's business.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits.

         The following documents are filed as exhibits to this report in accordance with Item 601 of Regulation S-K.


         99.1 Press release of EqualNet Holding Corp. dated September 30, 1996.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             EQUALNET HOLDING CORP.




Dated: September 30, 1996         By:  /s/ Michael L. Hlinak
                                       -------------------------
                                           Michael L. Hlinak
                                  Senior Vice President, Chief Operating Officer
                                        and Chief Financial Officer



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                                INDEX TO EXHIBITS


Exhibit
 Number
- -------
 99.1     Press release of EqualNet Holding Corp. dated
          September 30, 1996.